EXHIBIT 10.22

AMENDMENT TO THE
CASH AMERICA INTERNATIONAL, INC.
EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT
     THIS AMENDMENT to the Cash America International, Inc. Executive Change-in-Control Severance Agreement (the “Agreement”) is made on this 24th day of December, 2008 by and between Cash America International, Inc. (the “Company”) and                                          (the “Executive”).
     WHEREAS, the Company and the Executive entered into the Agreement to provide for certain benefits upon termination of the Executive’s employment within 24 months after a change in control; and
     WHEREAS, the Company and the Executive desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”);
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in the Agreement and this Amendment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Agreement shall be amended as follows, effective as of January 1, 2009:
1.	Subsection (c) of Article 1 of the Agreement is hereby deleted.

2.	Subsection (f) of Article 1 of the Agreement is hereby amended to read as follows:

(f) “Change in Control” shall mean an event that is a change in the ownership of Cash America International, Inc., or any successor thereto as provided in Article 8 hereto, (“CAI”), a change in the effective control of CAI or a change in the ownership of a substantial portion of the assets of CAI, all as defined in Code Section 409A and guidance issued thereto, except that 80% shall be substituted for 40% in applying Treasury Regulations Section 1.409A-3(i)(5)(vii). Notwithstanding the above, a Change in Control shall not include any event that is not treated under Section 409A or guidance issued thereto as a change in control event with respect to Executive.

3.	Subsection (l) of Article 1 of the Agreement is hereby amended to read as follows:

(l) “Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein.

4.	Subsection (n) of Article 1 of the Agreement is hereby amended to read as follows:
     (n) “Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one (1) or more of the following:

(i)	The assignment of the Executive to duties materially inconsistent with, and which would constitute a material diminution with respect to, the Executive’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act;

(ii)	The Company’s requiring the Executive to be based at a location in excess of thirty-five (35) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then-present business travel obligations;

(iii)	A reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(iv)	The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company to continue the Executive’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control of the Company;

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, such that there is a breach of Article 8 herein; and

(vi)	A material breach of this Agreement by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by the Executive to the Company.
5.	Subsection (o) of Article 1 shall be deleted.

6.	Subsection (p) of Article 1 of the Agreement shall be amended to read as follows:

“Qualifying Termination” means any of the events described in Section 2.2 herein, the occurrence of which gives rise to the entitlement to payment of Severance Benefits hereunder.

7.	A new subsection (s) shall be added to Article 1 of the Agreement, to read as follows:

(s) “Separation from Service” or “Separate from Service” means the Executive separates from service with the Company as determined under Code Section 409A. For purposes of determining whether a Separation from Service has occurred, the “Company” shall include the Company and all entities that would be treated as a single employer with the Company under Code Sections 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.

8.	Section 2.1 of the Agreement is hereby amended to read as follows:
     2.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein, if there has been a Change in Control of the Company and if, within twenty-four (24) months thereafter, the Executive Separates from Service with the Company for any reason specified in Section 2.2 herein as being a Qualifying Termination.
          The Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability, or due to a voluntary termination of employment for reasons other than as specified in Section 2.2(b) herein.
9.	Section 2.2 of the Agreement is hereby amended to read as follows:
          2.2 Qualifying Termination. The occurrence of any one of the following events within twenty-four (24) months after a Change in Control of the Company shall be considered a “Qualifying Termination” and shall give rise to Executive’s entitlement to Severance Benefits under this Agreement:
(a)	The Company’s involuntary termination of the Executive’s employment without Cause; and

(b)	The Executive’s voluntary termination of employment following the initial existence of a Good Reason.
          For purposes of this Agreement, a Qualifying Termination shall not include a termination of employment by reason of death or Disability, the Executive’s voluntary termination for reasons other than as specified in Section 2.2(b) herein, or the Company’s involuntary termination for Cause.

10.	Section 2.3(a) of the Agreement is hereby amended to read as follows:
(a)	A lump-sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay and unreimbursed business expenses, as well as all other items earned by and owed to the Executive to the extent permitted under Code Section 409A, through and including the Effective Date of Termination.
11.	Section 2.3(e) of the Agreement is hereby amended to read as follows:
(e)	An immediate vesting of any and all outstanding cash-based long-term incentive awards held by the Executive, as granted to the Executive by the Company as a component of the Executive’s compensation. The vested amount shall be the greater of: (i) an amount calculated under the terms of the incentive award based on the higher of actual performance goal achievement or target award level established for each award, multiplied by a fraction the numerator of which is the full number of completed calendar months in the preestablished performance period as of the Effective Date of Termination, and the denominator of which is the full number of months in the entire performance period (i.e., typically thirty-six (36) months); or (ii) the amount to which the Executive would be entitled under the terms of the long-term incentive award in the absence of this provision. The time and form of payment of this vested amount shall be determined pursuant to the terms of the long-term incentive awards.
12.	Section 2.3(f) of the Agreement is hereby amended to read as follows:
(f)	An immediate vesting and the lapse of all restrictions on any and all outstanding stock option, restricted stock and restricted stock unit awards held by the Executive, to the extent not already provided for in the award agreement.
13.	Section 2.3(g) of the Agreement is hereby amended to read as follows:
(g)	Equivalent payment for continued medical coverage under the Company’s group health plan and/or under the Company’s supplemental executive medical expense reimbursement plan (“MERP”), for a period of twenty-four (24) months following the date of Separation from Service, based on the same coverage level, including dependent coverage, as in effect on the Effective Date of Termination. With respect to coverage other than the MERP, such equivalent payment shall be provided by (i) providing reimbursement of the portion of the monthly COBRA premium in excess of the amounts (if any) that similarly-situated active employees would pay for similar coverage under the Company’s plans for the period of time during which Executive would be entitled to COBRA coverage (i.e., the first eighteen (18) months), or a direct reduction in premiums in lieu of reimbursement if determined by the Company in its discretion; and (ii) providing a lump-sum payment equal to the reimbursement described in clause (i) for the first monthly COBRA premium times six (6). The Company shall also pay a lump-sum payment equal to the portion of the monthly MERP premium in excess of the amounts (if any) that similarly-situated active employees would pay for similar coverage under the MERP for a period of twenty-four (24) months. Executive’s dependents shall be entitled to continue coverage for the full 24-month period following the Effective Date of Termination, even if the Executive dies during such period. Each payment or premium discount under this subsection shall be considered a separate payment for purposes of Code Section 409A.
14.	Section 2.3(h) of the Agreement is hereby amended to read as follows:
(h)	Up to $50,000 for reimbursement of amounts paid by the Executive for reasonable outplacement services from a reputable executive search firm of the Executive’s selection (or direct payment to such search firm), to the extent that the Executive incurs such expenses (i) as a direct result of the Separation from Service and (ii) within 24 months after the date of the Separation from Service. Notwithstanding anything in this Agreement to the contrary, the Company shall provide any reimbursements described in this Section 2.3(h) to the Executive on or before the December 31 of the third calendar year following the calendar year that includes the Separation from Service.
15.	Section 2.5 of the Agreement is hereby amended to read as follows:
     2.5 Termination for Death. Following a Change in Control, if the Executive’s employment with the Company is terminated by reason of his death, the Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect.
16.	Section 2.7 of the Agreement is hereby amended by adding the following sentence to the end thereof:
In order to terminate for Good Reason, (i) the Executive must give the Company 30 days’ written notice of the intent to terminate for Good Reason within 90 days of the initial existence of the conditions purportedly constituting Good Reason; (ii) the termination for Good Reason shall only take effect if the Company has not cured any conditions that are identified in such notice by Executive, and that constitute Good Reason, within 30 days after such notice; and (iii) the date of termination of employment may not be later than 130 days after the date of the initial existence of the conditions purportedly constituting Good Reason.

17.	Section 3.1 of the Agreement is hereby amended to read as follows:
     3.1 Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.3(a), 2.3(b), 2.3(c) and 2.3(d) herein and the lump sum payments described in Section 2.3(g) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the date of Separation from Service, but in no event later than ten (10) calendar days from such date. Notwithstanding the foregoing, to the extent required by Code Section 409A, all or a portion of such payments shall be delayed to the date that is six months after the date of Separation from Service.
18.	Section 3.2 of the Agreement is hereby amended to read as follows:
     3.2 Withholding of Taxes. Upon payment of Severance Benefits or other amounts payable under this Agreement, the Company shall withhold from those Severance Benefits or other amounts all federal, state, city, or other taxes as legally shall be required.
19.	Section 4.1 of the Agreement is hereby amended to read as follows:
     4.1 Excise Tax Payment. If any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with, or plan of the Company (in the aggregate, “Total Payments”) would constitute an “excess parachute payment,” such that a golden parachute excise tax is due, the Company shall provide to the Executive, in cash, an additional payment in an amount sufficient to cover the full cost of any excise tax and all of the Executive’s additional state and federal income, excise, and employment taxes that arise on this additional payment (cumulatively, the “Full Gross-Up Payment”), such that the Executive is in the same after-tax position as if he had not been subject to the excise tax. Such payment will be made as soon as administratively practicable, but in any case on or before December 31 of the calendar year next following the calendar year in which the Executive remits the related taxes.
          For purposes of this Agreement, the term “excess parachute payment” shall have the meaning assigned to such term in Section 280G of the Internal Revenue Code, as amended (the “Code”), and the term “excise tax” shall mean the tax imposed on such excess parachute payment pursuant to Sections 280G and 4999 of the Code.
20.	Section 4.2 of the Agreement is hereby amended as follows:
     4.2 Subsequent Recalculation. In the event the Internal Revenue Service subsequently adjusts the excise tax computation herein described, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole on an after-tax basis (less any amounts received by the Executive that the Executive would not have received had the computations initially been computed as subsequently adjusted), including the value of any underpaid excise tax. This payment shall be made on or before the December 31 of the calendar year following the calendar year in which the Executive remits the additional excise tax.

21.	Section 7.2 of the Agreement is hereby amended as follows:
     7.2 Payment of Legal Fees. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or to incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company) on or before the December 31 of the calendar year following the calendar year in which the legal costs and expenses are incurred, any reasonable attorneys’ fees, costs, and expenses in connection with the good faith enforcement of the Executive’s rights (including the enforcement of any arbitration award) that arise during the Executive’s lifetime. This shall include, without limitation, court costs and attorney’s fees incurred by the Executive as a result of any good faith claim, action, or proceeding, including any such action against the Company arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof. This right to receive legal fees is not subject to liquidation or exchange for another benefit, and the amount of fees or expenses provided during one calendar year will not affect the amount of fees or expenses eligible for reimbursement or provided in any other calendar year.
22.	A new Section 9.9 shall be added to the Agreement, to read as follows:
     9.9 Construction. This Agreement is intended to provide for severance payments and benefits and short-term deferrals exempt from Internal Revenue Code Section 409A, and shall be construed accordingly. To the extent that this Agreement provides for amounts not eligible for such exemptions, this Agreement is intended to comply with Internal Revenue Code Section 409A, and shall be construed accordingly.
23.	This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
          IN WITNESS WHEREOF, set forth the Company has caused its duly authorized officer to execute this Amendment on the date set forth above.

EXECUTIVE	CASH AMERICA INTERNATIONAL, INC.

By:	By:	/s/ Daniel R. Feehan	.

Daniel R. Feehan Chief Executive Officer